Exhibit 99.2

FOR IMMEDIATE RELEASE
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Contact:  Brian Keogh
          425/453-9400

ESTERLINE SIGNS DEFINITIVE PURCHASE
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AGREEMENT FOR KIRKHILL RUBBER CO.
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      BELLEVUE, Wash., August 13--Esterline Technologies (NYSE/ESL) today announced that it has signed a definitive agreement to purchase all of the outstanding shares of Kirkhill Rubber Company for $83 million in cash subject to customary closing adjustments.

      Coincident with the signing of the agreement, Esterline completed the acquisition of approximately two-thirds of the outstanding capital stock of Kirkhill, representing the shares held by the Kirkhill Employee Stock Ownership and Savings Plan. Esterline intends to acquire the remaining shares from the minority individual shareholders as soon as practicable.

      Wendell P. Hurlbut, Esterline's chief executive officer said, "...Esterline will fund the acquisition from internally generated cash and borrowings under its credit facilities with Bank of America." Hurlbut added that Kirkhill will continue to operate in its Brea, Calif., facility and that he, "...anticipates no significant changes in operations or personnel."

      Kirkhill manufactures high-performance custom-engineered elastomer components for the aerospace industry. Esterline is a leading manufacturer of engineered products for the commercial aircraft, aerospace and defense industries; automated equipment for the production of printed circuit boards and metal fabrication; and instrumentation for quality and process control.


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